UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 13, 2005
SILICON IMAGE, INC.

(Exact name of Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-26887	77-0396307

(Commission File Number)	(IRS Employer Identification No.)

1060 East Arques Ave., Sunnyvale, CA	94085

(Address of principal executive offices)	(Zip Code)
(408) 616-4000

(Registrant’s telephone number)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     (d) On December 13, 2005, the Board of Directors (the “Board”) of Silicon Image, Inc. (the “Registrant”) elected William Raduchel as a new member of the Board effective as of such date. Mr. Raduchel was designated as a Class III director and will stand for re-election at the 2008 Annual Meeting of Stockholders. Mr. Raduchel has not been named to serve on any committee of the Board. Upon his election to the Board, Mr. Raduchel was granted a stock option to purchase 40,000 shares of the Registrant’s Common Stock under the Registrant’s 1999 Equity Incentive Plan and is eligible to receive certain annual compensation pursuant to the Registrant’s Director Compensation Plan as described in the Registrant’s Current Report on Form 8-K filed on April 11, 2005. In consideration of consulting services he provided to the Registrant, Mr. Raduchel was granted options to purchase an aggregate of 100,000 shares of the Registrant’s Common Stock in 2003, options to purchase an aggregate of 70,000 shares of the Registrant’s Common Stock in 2004, and options to purchase an aggregate of 20,000 shares of the Registrant’s Common Stock in 2005, of which Mr. Raduchel holds fully-vested options to purchase an aggregate of 170,000 shares of the Registrant’s Common Stock. Each of these options have an exercise price equal to the fair value of the Registrant’s Common Stock on the date of grant. Pursuant to an agreement between the Registrant and Mr. Raduchel dated December 6, 2005, Mr. Raduchel’s consulting services with the Registrant terminated effective December 13, 2005 and the vesting of any then unvested stock options he had received in consideration of his consulting services ceased effective as of such date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON IMAGE, INC.
Date: December 19, 2005	By:	/s/ Patrick Reutens
Patrick Reutens
Chief Legal Officer